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      City of Los Angeles
Department of Water and Power



  End of Engagement Report



              Prepard by
       PSC Energy Corporation







           February 4, 1997












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Los Angeles Department of Water and Power                                   Februay 4, 1997


                                EXECUTIVE SUMMARY

Introduction

PSC Energy Corporation is pleased to present this End of Engagement report as the final deliverable of our two-year contract, during which PSC Energy has worked in partnership with the Department of Water and Power to initiate a comprehensive business transformation of the
Department. It was recognized that this objective would not be accomplished in two years, but would be well underway as part of a longer term business transformation.

This report will document the success of the PSC Energy/Department team over the past two years in accomplishing the objectives set out in the contract with the Department:

* To modernize the Department's operations and organizational structure in order to create competitive advantage for the Department in meeting the changing requirements of an increasingly market-based industry;

* To transform the Department's current internal working business culture to ole which is commercially driven and customer oriented;

* To enhance the services that the Department already provides to its customers;

* To identify and offer new products and services to the Department's customers; and

* To increase Department revenues and net operating income (NOI).


The most dramatic immediate impacts of the PSC Energy/Department team's efforts, as documented in this report, are hundreds of millions of dollars in tangible financial benefits to the
Department -- and its stakeholders, the taxpayers of Los Angeles. These benefits include one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues.

The measure of the PSC Energy/Department team's success in designing and implementing initiatives to achieve these goals can be seen in reviewing the situation facing the Department just prior to PSC Energy's engagement compared to today:

* In 1995, the Department was suffering from the effects of a sharp drop in Net Operating
   Income (NOI) which began in FY 1991/92 and had not recovered. Today, the Department's
   NOI is up, having increased from $59.9 million in FY 1994/95 to $132.7 million in FY
   1995/96.




End of Engagement Report                    1                                 PSC ENERGY


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Los Angeles Department of Water and Power                                     February 4 1997

* The Department's debt load was increasing in the years immediately prior to 1995. In FY
   1995/96 the Department incurred no new debt and saw the beginning of a new mindset that looked to cost-cutting and revenue enhancement rather than to borrowing.

*  In 1995, the Department offered no service guarantees to customers. Today, the Los Angeles
   Department of Water and Power is the first municipal utility in the country to offer such guarantees.

*  The business culture of the Department in 1995 was one of a traditional, monopoly municipal utility - non-competitive and without a customer service orientation or even a marketing department. In 1997, the business culture of the Department has begun to shift to customer-
   service, led by a functioning marketing department charged with developing products and services customers demand and implementing strategies to respond to consumer needs.

* By 1995, the Department's cost structure was substantially higher than those of investor-
   owned utilities because of high overhead, non-competitive business practices and overstaffing.
   By 1997, the first steps had been taken to reduce operating costs to a competitive level. In the interim, competitive business practices had generated hundreds of millions of dollars in one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues for the Department and its stakeholders, the people of Los Angeles.

*  In 1995, the Department staffing level was 10,713. By September of 1996, the workforce had been reduced to 8,889 -- producing a recurring savings of more than $100 million per year.

*  In 1995, the lingering effects of labor strife still affected the Department, with little cooperative effort between management and the unions which represent a large percentage of the Department's personnel. By 1997, despite substantial workforce reductions, labor and management were working together in joint teams to improve previously strained labor/management relations. For the first time in Department history, a new International
   Brotherhood of Electrical Workers (IBEW) contract was signed before the expiration of the previous contract.

* Facing the possibility of utility industry deregulation, the Department in 1995 had no business plan to deal with the impending deregulation and no strategy to function in that new unregulated environment in a way which would protect the Department's stakeholders -
   especially the taxpayers of Los Angeles -- from the potential negative impacts of deregulation, including possible default on the Department's debt resulting in bankruptcy for the City.
   Today, the Department has a comprehensive Strategic Business Plan with strategies to maximize opportunities for success and reduce exposure to risks in that new environment.

PSC Energy is proud to have participated with the Department in the business transformation process of the past two years. We are pleased that implementation of initiatives and action plans during our engagement have positioned the Department to streamline operations, reduce costs, increase net operating income, identify strategies for dealing with the debt load and start the

End of Engagement Report                     2                                  PSC ENERGY
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Los Angeles Department of Water and Power                                     February 4, 1997

process which can give the Department its best opportunity to remain viable in the new unregulated market environment by forming strategic alliances with industry experts.
We believe the past two years represent a good beginning to the process. As we have made clear, however, there is still a great deal to do. The PSC Energy/Department team has created a blueprint for necessary action.

It is clear that failure to become competitive could lead to dramatic financial consequences for the
Department, the City and its taxpayers.

Starting with implementation of the recommendations outlined in the Strategic Business Plan, these actions are essential if the Department is to have future success in competitive, unregulated free market. The Department cannot remain a viable entity with an operating cost structure that far exceeds those of other providers in the market and a business culture and governance structure that cannot respond to the demands of the open market.

Seizing these opportunities will protect the Department's ratepayers - and ultimately, all the taxpayers of the City of Los Angeles -- from the potentially disastrous economic impacts which would flow from a Department unable to change and compete. These negative impacts could include:

* an exodus of industrial and commercial customers to self-generation or to providers better able to compete in terms of products, service and price

* spiraling rate increases for remaining customers, or taxpayer subsidies to the Department in order to keep rates artificially low for those ratepayers remaining

X in the end, potential insolvency of a Department unable to compete in the unregulated market, stranding more than $4 billion of the Department's current $8 billion debt; the stranded debt would become the obligation of the City of Los Angeles and its citizens.

PSC Energy's efforts over the past two years have been designed to help the Department transform its operations and position itself to seize opportunities to prevent these potential negative impacts on the Department, its customers, the City and its taxpayers.

Additionally, strategies implemented by the PSC Energy/Department team have produced tangible, immediate savings - as quantified in this report -- as well as enhanced capabilities and generation of identified, potential future revenues.

The positive changes accomplished by the PSC Energy/Department team have been substantial, particularly when viewed from the perspective of the Department's history. These business transformation initiatives, however -- no matter how successful - - are incremental. Alone, they are not adequate to solve the Department's current non-competitive position. Long-term success will require completion and continuation of the transformation process through sustained efforts on the part of the Department.


End of Engagement Report                     3                                  PSC ENERGY

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Los Angeles Department of Water and Power
February 4, 1997

PSC Energy during its engagement, as part of the business strategy deliverable, has worked closely with Department personnel in to design and document specific strategies and action plans for the future which can help the Department complete and sustain the business transformation process.

The two years of PSC Energy's involvement in the effort to transform the Department have only been a start. Much more remains to be accomplished, as described in the Strategic Business Plan presented to the Board on January 21, 1997, to ensure a Department which can make a positive contribution to the City of Los Angeles' economic health.










End of Engagement Report                     4                                 PSC ENERGY


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Los Angeles Department of Water and Power                                 Febjary 4, 1997


                            ORGANIZATION OF REPORT

This report is comprised of an Executive Summary, which outlines the key results of PSC
Energy's work with the Department during the past two years.

Following the Executive Summary, the fll report includes:

* A short narrative of the background of PSC Energy's involvement in the business transformation process

* A description of the scope of work and objectives

 Major accomplishments

 Accomplishments in specific focus areas including:

      * Business Strategy/Third Party Alliance
      * Market Focus
      * Customer Service Delivery
       Central Services Organization
      * Transformation Mobilization and Communications

* Recommendations for the challenges ahead

* Conclusion

* Appendices






End of Engagement Report                   5                                PSC ENERGY

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Los Angeles Department of Water and Power
February 4, 1997


                                     BACKGROUND

In 1995, the Los Angeles Department of Water and Power focused on the need to implement actions necessary to transform the Department in a way that would assure survival in a changing and increasingly competitive energy market. The challenges inherent in this process had been highlighted in a number of previous studies, including the Decennial Audit and the Barrington-
Wellesley Group study.

While these documents were helpful in defining the challenges facing the Department, they produced recommendations rather than action steps to implement changes necessary to resolve the growing problems they identified. Moreover, these studies reviewed the Department's performance against historical utility standards in a non-competitive environment, rather than by the standards required in an unregulated and competitive market.

The Department recognized the need to formulate a strategic plan that looked to the future and the new unregulated environment, in order to create a strong business foundation that could maximize the organization's chances for success in a competitive market. The Department also recognized the need for an action-oriented approach, rather than creation of further studies.

To meet these needs, the Department contracted in February 1995 with PSC Energy Corporation to work with Department personnel not only to develop a Business Transformation Plan, but also to begin the process of implementing the changes necessary to restructure the Department. Such a business transformation was mandatory in order to provide a firm business foundation for the organization to compete and survive. It was also essential that the Department's transformation begin immediately -- and that the changes include not only business practices, but also a new philosophy of doing business.

As PSC Energy began its contract in 1995, many of the Department's potential competitors had already embraced the new business environment. They recognized that, in the future, the emphasis would no longer be on commodity electric service provided to a captive market. Prices in California could no longer be 50 percent higher than in the rest of the United States. More important, the new environment would no longer ensure regulated rates which guaranteed total recovery of operating costs. These potential competitors understood that the deregulated environment would likely belong to open-market providers meeting customer expectations of increased offerings of products and services as well as low-cost commodity energy.

Beyond the new challenges presented by deregulation, the Department also recognized the need for a restructuring of the way it conducted business. A dramatic indication of the changing utility market was the Department's $1 billion in cumulative revenue losses to cogeneration over the six years prior to PSC energy's engagement -- nearly 10 percent of the Department's base revenues.

PSC Energy and the Department agreed that the organization, which has been providing reliable service for more than half a century in a stable monopoly environment, must adapt to market changes and improve its business practices in order to survive. The Department faced the

End of Engagement Report                     6                                 PSC ENERGY



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Los Angeles Department of Water and Power                                     Februaly 4, 1997

necessity of transforming itself to meet the challenges of the changing market while under fire from competitors.

Even with the recognition of the need for a dramatically new approach, the Department was nearly a decade behind California investor owned utilities in responding to expected changes in the industry and in taking steps to restructure itself to meet the challenges those changes presented. Moreover, those investor owned utilities were continuing their own restructuring to meet the demands of the changing market.

The challenges facing PSC Energy in helping the Department achieve a complete business transformation were great:

* an internal culture with limited experience in competitive business practices
* a governance structure that works against the type of timely business decisions necessary in a competitive environment
* an obsolete information technology platform
* overstaffing in many key areas
* a labor force governed by both non-competitive collective bargaining agreements and civil service regulations
* an environment in which many of the functions currently performed by the Department will become obsolete with new technological approaches, new products and services expected and required by customers
* the Department's extraordinarily high level of debt
* an excess of generation capacity and related high level of fixed costs
* a cost structure substantially higher than comparable investor owned- and publicly-owned utilities
* the probability that the Department may lose customers worth at least $150 million in revenues at the outset of deregulation, suggested by experience in other utility industry deregulations
* the most "at-risk" customers contribute 25% of the Department's total revenues and share a disproportionate rate burden
* as higher prices drive customers to alternative energy suppliers, even higher rates for customers remaining will result
* market trend models indicating that as much as 40% of the Department's energy supply business may be at risk by the end of the deregulation transition period in 2003.

As PSC began its contract in early 1995, the Department's own business trends also indicated the immediate need for a new approach to an evolving business climate.

Between FY 1985/86 and FY 1995/96 the Department experienced a gradual but consistent deterioration in its financial position. Operating expenses increased by 56%. During the same period, the Department's revenues increased by 43%, even though rates had been increased. Debt servicing costs more than tripled, with nearly 30% of each revenue dollar needed to service debt, both on- and off-balance sheet. As a result, net operating income declined by nearly 31% from
FY 1985/86 to FY 1995/96.

End of Engagement Report                     7                                  PSC ENERGY


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Los Angeles Department of Water and Power                             February 4, 1997



              Los Angeles Department of Water and Power
         Power Business Revenue, Net Operating Income and
                    Operating Expenses Comparison


                               [GRAPHIC OMITTED]


The Department had accumulated approximately $8 billion in on- and off-balance sheet debt, nearly $4 billion of which a joint PSC Energy/Price Waterhouse, LLP study (the "Stranded
Investment Study" or S.I.S.) subsequently described as out-of-market or stranded from recovery in an open market.





End of Engagement Report                8                              PSC ENERGY
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Los Angeles Department of Water and Power                                   February 4, 1997


                                   SCOPE OF WORK

Objectives and Approach

In the Department/PSC contract, effective as of February 17, 1995, the Department asked PSC
Energy to pursue five key objectives during its two year engagement. The goal of the engagement was to have PSC Energy assist the Department in beginning the process of making the Department competitive in the coming deregulated market and providing a platform for successful business transformation.

The objectives included in the Department/PSC contract are:

* To modernize the Department's operations and organizational structure in order to create competitive advantage for the Department in meeting the changing requirements of an increasingly market-based industry;

* To transform the Department's current internal working business culture to one which is commercially driven and customer oriented;

* To enhance the services that the Department already provides to its customers;

* To identify and offer new products and services to the Department's customers; and

* To increase Department revenues and net operating income (NOI).

To meet these objectives, the PSC Energy/Department team personnel designed and implemented more than 120 business transformation initiatives during the two-year engagement period.

The scope of work agreed to by PSC Energy Corporation in meeting the five contractual objectives outlined above encompassed:

The Business Transformation Program

       The goal of the Department in working with PSC Energy was to transform itself into "a competitive, responsive and profitable organization under changing conditions, including the new climate of competition and deregulation". The first step in this transformation process began with PSC Energy's two-year engagement to outline and assist in the initial stages of a program which would provide the Department its best opportunity to become competitive in the new deregulated market. It was recognized that completion and continued success of the transformation process is dependent upon the Department sustaining these efforts after the end of PSC Energy's engagement.


Assignment of a Core Project Team (CPT)

End of Engagement Report                    9                                 PSC ENERGY


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Los Angeles Department of Water and Power                                   February 4, 1997


       The scope of work described in the Department/PSC Energy contract was intended to be a cooperative effort between the Department and PSC Energy. The Department agreed to commit resources to complement PSC Energy personnel in completing the work outlined for the Core Project Team.

       The PSC Energy CPT members were assigned to work closely with Department personnel in all areas covered by the contract, functioning as part of a Joint Project Team with
       Department managers and staff drawn from appropriate areas of the organization. The close working relationship resulted in a knowledge transfer to Department personnel which will benefit the Department far beyond the term of PSC Energy's engagement.

       In response to the objectives outlined in the DepartmentlPSC Energy contract, the CPT included experts with the diverse applicable skills and experience necessary to analyze the external, changing market environment as well as the internal business culture of the
       Department, then design and implement strategies to adapt the Department's business culture to the new unregulated market environment.

       Among the CPT members were recognized industry leaders in the areas of generation, transmission, distribution, support operations, information technology, finance, telecommunications, labor relations, natural gas supply, marketing and customer service.

       The Joint Project Team was reconstituted a number of times during the engagement as specific initiatives were identified, completed and new projects begun. CPT members assigned by PSC Energy during the second year of its engagement included financial analysts, financial modelers, economic analysts and others representing disciplines which should be -- but are not currently -- included among Department personnel. Again, the working relationship among members of the Joint Project Team ensured a knowledge transfer in these areas of expertise to Department personnel working as part of the Team.

       Over the course of the engagement, PSC Energy augmented the CPT as necessary with additional expert skills, experience and talent needed to backfill the Department's resource shortfall. The contract called for a commitment by PSC Energy of 24.75 CPT full-time equivalents (FTEs) over the term of the engagement. Through December 1996, the commitment was exceeded by 17 percent, representing an uncompensated PSC investment of approximately $4.3 million.

       During certain periods of the engagement, PSC Energy was providing as many as 39
       FTEs, more than 50% above the required commitment of personnel.

       Included in these efforts, PSC Energy exercised a number of business alliances to meet the
       Department's business requirements. These alliances included contributions from partnerships with Minority and Women Owned Business Enterprises (MBE/WBE),
       represented by:


End of Engagement Report                    10                                PSC ENERGY

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Los Angeles Department of Water and Power                                 February 4, 1997

      * OAO Corporation
      * RCA & Associates
      * Kosmont & Associates
      * GEM Communications Group
      * PS Enterprises
      * Reyes and Associates

      Additional business partners, complementing PSC's strengths and bringing key skills and experience to these efforts, were:

      * Marathon Communications
      * Latham & Watkins
      * Camp Dresser and McKee
      * Goldman Sachs

Deliverables for Year One and Year Two

       The Department/PSC Energy contract set forth a number of targeted deliverables for Year
       One and Year Two. The deliverables were modified during the course of the engagement, at the direction of the General Manager and the Board, to meet agreed upon prioritization of work efforts and strategies. As of the end of engagement on February 17, 1997, all contractually required deliverables as described above will have been provided to the
       Department.







End of Engagement Report                   11                               PSC ENERGY

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Los Angeles Department of Water and Power
February 4, 1997


                                  ACCOMPLISHMENTS

Implementation of action plans developed by PSC Energy and Department personnel during the past two years resulted in immediate savings and cost reductions, as described in this report.
However, the Department's cost structure remains at least $400 million per year higher than a comparable investor owned utility.

To address this issue the October 31, 1996, PSC Energy/Price Waterhouse, LLP Stranded
Investment Study confirmed the need for dramatic changes in service and delivery, governance structure and debt structure, as had the previously noted Decennial Audit and Barrington-
Wellesley studies, in order to realize necessary future savings and generate future revenue in the competitive market. The S.I.S. validated PSC Energy's original analysis. As a result, the
Strategic Business Plan includes recommendations for the following changes:

*  further reducing staff by at least 1,500 positions
*  selling or retiring excess generation assets
*  incurring no new debt
*  raising rates to market levels
*  reducing costs and overhead, and
*  implementing an aggressive debt reduction plan

These corrective actions are addressed in the Strategic Business Plan presented to the Board on
January 21, 1997.

Without these changes, PSC Energy has warned that the Department could become a last-resort provider of high-cost services to that small core of customers with no alternative. Or, in a worst-
case scenario, the Department might cease to cover its debt service, resulting in a default on its $8 billion in debt, the bulk of which would become the obligation of the taxpayers of the City of Los
Angeles.

PSC Energy's strategic recommendations are designed to maximize opportunities for the
Department to avoid these negative outcomes and emerge from the transition period with a reasonable chance of long-term success in the new unregulated and competitive free market.

The result would be a radically changed Department dramatically different from today: operating on sound business principles; flexible and capable of quick response in a changing business environment; customer service oriented; ready to provide the products and services demanded at a competitive price; and with a streamlined workforce possessing the experience and skills to match the needs of a changing market.

Over the short-term these management and marketing strategies and action plans, many of which are described in this report, have provided significant, positive, tangible and intangible impacts on the Department's organization and performance -- an immediate result not typical of consultant deliverables.

End of Engagement Report                     12                                 PSC ENERGY

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Los Angeles Department of Water and Power                                 February 4, 1997


The changes which have occurred during the past two years stand on their own as quantifiable benefits to the Department and its stakeholders, but could not have been accomplished without the close cooperation and assistance of the Department. These benefits include one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues.

We are pleased that implementation of the PSC Energy/Department team's transformation initiatives, developed in cooperation with Department personnel, provided $231 million in one-
time savings and $66 million in recurring annual savings.

These savings during the term of PSC's Energy's engagement represent value to the Department, its ratepayers and taxpayers in the City of Los Angeles totaling more than 11 times the cost of
PSC Energys two-year contract.


                Los Angeles Department of Water and Power
                        PSC Energy/Department Savings
                        Compared to Contract Expense

                               [GRAPHIC OMITTED]

During the same period of PSC Energy's engagement the Department realized $172 million savings attributable to the Focused Separation Program, as well as $185 million in actual and potential future revenues identified by the PSC Energy/Department team.

Additional PSC Energy recommendations for future actions are contained in the Strategic
Business Plan, presented to the Board on January 21, 1997. These recommendations, if fully


End of Engagement Report                   13                               PSC ENERGY




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Los Angeles Department of Water and Power                              February 4, 1997

implemented and sustained, could result in hundreds of millions of dollars in future annual recurring savings and avoided costs, as described in the Strategic Business Plan.

During the second year of PSC's engagement, Net Operating Income for the Department also took a dramatic upward turn, after a precipitous drop in FY 1993/94:


               Los Angeles Department of Water and Power
                   Power Business Net Operating Income


                               [GRAPHIC OMITTED]


                                         Fiscal Year

                                                ' Adjusted for one time sale of assets of $75 million

The PSC Energy/Department team also undertook a number of initiatives which resulted in significant, if less tangible, benefits. These included creation of eight joint labor/management teams, as well as twenty subcommittees, with the IBEW to improve previously strained labor/management relations. The accomplishments achieved during PSC Energy's two year contract have been the result of the unique working relationship formed between Department management, labor unions representing Department personnel and the PSC Energy project team.

Throughout the engagement, PSC Energy team members participated jointly with Department personnel to identify, evaluate and implement strategies and initiatives. Over the course of PSC's two-year engagement, more than 1,000 Department personnel participated in approximately 150 of these joint efforts - giving a significant proportion of the Department's work force a personal, hands-on stake in the development and success of the Department's Business Transformation
Program.

Even more significantly, this interaction has provided a creative spark for development of specific strategies and initiatives in the areas of marketing, customer service, federal and state energy regulation and continuing operations.

End of Engagement Report                 14                             PSC ENERGY





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Los Angeles Department of Water and Power                                      February 4, 1997


Continuing these cooperative efforts will be essential to create a unity of purpose across the
Department as it changes its mode of operation to one which is customer oriented and cost conscious.

Although the Department faces the need to further reduce its workforce significantly, PSC Energy has served as a facilitator in helping to improve labor relations despite the pending force reductions. This positive outcome is virtually unheard of in the industry under these conditions.
The success of the business transformation program to this point is due, in no small part, to the active and cooperative involvement of Department management and union leadership.

In addition to the efforts and strategies which produced immediate benefits, the long-term business transformation approach developed by PSC Energy/Department team is presented in detail in the Strategic Business Plan.

The Strategic Business Plan presents strategic options and recommendations, as well as action plans for the future, which would maximize the Department's ability to compete. Just as important, the Plan outlines action plans which would protect the Department's ratepayers and the taxpayers of Los Angeles from a potential insolvency or default that could cost more than $4 billion -- a burden of more than $1,300 for each man, woman and child living in the City. That represents ten years worth of energy for the average Department customer.

The successful efforts of the PSC Energy/Department partnership to accomplish the stated
contract objectives include:

*  formation of a Marketing and Customer Service organization focused directly on customer service and satisfaction; a special emphasis on development of marketing expertise was required, because the Department had not previously included a marketing organization, per se
*  creation of a Central Services Organization and a Chief Administrative Officer position and supporting organization to coordinate and streamline responsibility for all Department support services
*  identification and development of market, debt and financial strategies to guide the
   Department through the transition to a new role as a provider in an unregulated market environment
* exploration of third party business alliances to assist the Department in maximizing its invested resources through creation of a wholesale energy trading service; marketing of excess generation; restructuring existing contracts; providing new services and products for retail customers in competitive markets; development of strategies to explore new revenue opportunities; and, finally
* development and completion of a Strategic Business Plan which, if implemented, can transform the Department into a successful, low-cost, customer service oriented company.

The positive financial impacts of these efforts have been substantial, including, during the first year alone:

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Los Angeles Department of Water and Power                                       February 4, 1997


* $161 million in one-time savings and avoided costs;
* $4 million per year in recurring savings
* $86 million per year in recurring savings from the Focused Separation Program, which PSC
   Energy assisted the Department in perfecting and implementing
* $166 million in identified future revenue opportunities

During the second year of the PSC Energy/Department partnership, addition financial benefits resulting from implemented initiatives:

*  $10 million per year in operational improvements
* $1.5 million per year in savings through renegotiation of telephone suppliers' contracts
* $1.3 million per year in savings through reduction of IT software costs
* $86 million in sustained improvements from the FSP implemented the prior year

Additional savings were initiated or realized during the second year of PSC Energy's engagement:

* $43 million over five years in avoided costs for the in-basin generation capital program;
* $27 million over five years in avoided costs through a new utility pole replacement process;
* $4 million in other recurring benefits from strategies implemented during the prior year

New revenues identified in PSC Energy's second contract year included:

* $19 million realized during this year from a new $25 million "dark fiber" contract.
* $500,000 in contracts signed for providing support services outside the Department, with an additional $4 million in proposals submitted and awaiting responses.

Finally, a number of recurring annual savings were initiated during PSC Energy's engagement:

* $13 million per year in recurring savings from operational improvements in in-basin generation, achieved through joint labor/management/PSC Energy working groups
* $4.25 million per year in recurring year over year reduction of accounts receivable write- off from $27 million to $22.75 million, assuming this level of improvement is maintained
* $28 million per year in additional staff savings not associated with FSP

The savings, avoided costs and revenue generated during PSC Energy's engagement total $231 million in one-time savings, $66 million in annual savings, $185 million in actual and potential new revenues and $172 million in savings from the Focused Separation Program.

In addition, $120 million in potential annual recurring savings has been identified through efforts being conducted to re-negotiate fuel and purchased power contracts, as well as improved utilization of generation assets.




End of Engagement Report                      16                                  PSC ENERGY


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Los Angeles Department of Water and Power                                     Februay 4 1997

The Department's first fildl fiscal year of PSC Energy's engagement saw net operating income increase 169% (from $59.9 million in FY 1994/95 to $132.7 million in FY 1995/96). This improved financial performance occurred even though the Department also took accelerated write-offs of $28.7 million in preparation for the new competitive market environment.

The positive financial performance for FY 1995/96 also reversed the trend of recent years during which the Department has incurred its $8 billion of debt. In FY 1995/96, the Department was a net repayer of debt, rather than a borrower.

These efforts represent even more substantial financial benefits in the years to come if cost saving programs are maintained, with accumulated savings of hundreds of millions of dollars per year.

Accomplishments in Specific Focus Areas

Through Year 2 of the Department/PSC Energy contract, the Core Project Team identified five key focus areas. The five areas are interdependent, and efforts in each area created results beyond the boundaries of the area itself.

Business Strategy/Third Party Alliance

       It is clear that incremental improvements in Department business practices cannot alone bring the Department to long-term financial viability. For that reason, PSC Energy explored ways to cut costs dramatically, increase revenues and exploit assets in order to lower the Department's cost structure from its current level 20 percent higher than a comparable investor-owned utility.

       The Department has at least $200 million in excess annual operation and maintenance costs. The Department is also burdened with a physical and information technology infrastructure which is technologically non-competitive, poorly maintained and will require some $300 million in investment over the next 3-5 years. The Department does not currently possess the amount of skill and expertise necessary to bring these infrastructures up to competitive levels.

       PSC Energy suggested that a dramatic response was necessary to deal with these financial challenges and to avoid potential insolvency. PSC Energy recommends that the
       Department look beyond its internal resources as an avenue to dealing with debt, underperforming assets, existing high-cost energy purchase contracts, excess capacity and non-competitive cost structure.

       Specifically, PSC Energy recommended that the Department consider a strategic alliance with a partner who could assist in these arenas:

       * Creating wholesale energy trading service
       * Active marketing of excess generation
       * Restructuring of contracts

End of Engagement Report                     17                                 PSC ENERGY



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

Los Angeles Department of Water and Power                                     February 4, 1997

          Providing new products and services for retail customers

       By the end of 1996, detailed proposals had been made by interested candidates for such strategic alliances. Those proposals were analyzed by the Department and recommendations have been made in an effort to begin operations during the first quarter of 1997.

       PSC Energy also worked with Department personnel to design and implement strategies which would help the Department maximize value from its Generation and Transmission assets. The PSC Energy/Department team's achievements in this area include:

       *  A proposal and action plan for the Department to divest itself of surplus generation assets.
       *  The start of negotiations with Montana Power to end the take-or-pay Colstrip contract. The cost for power purchased under that contract is more than twice market price and this output is not needed to meet current demand. Potential savings of up to
          $36 million per year have been identified and are being pursued.
       *  The possible sale of Mohave capacity rights. Annual capital and fixed expense savings resulting from divestiture of Mohave are expected to exceed $30 million per year.
          Mohave requires potential large capital outlays for water supply and environmental modifications.
       *  The effort to restructure the Intermountain Power Project (IPP), in which Utah municipals have call rights to 25% of the output of the plant and control the Board but are not required to take any output or pay any expenses. The Department has notified the Utah municipals that the current arrangement is no longer acceptable and they must assume their share of the $5 billion in debt or renounce all rights. The negotiating process is expected to take at least a year before resolution.

       PSC Energy and Department personnel have also developed business and financial models to allow strategic assessments for the disposition of Department assets. Models developed include:

       * IPP and Colstrip operations and contractual commitment ($31 million in savings per year)
       * Gas supply contracts ($20 million in savings per year)
       * In-basin generating station ($30 million in savings per year)
       * Mohave generating station ($30 million in savings per year)
       * Navajo generating station ($35 million in savings per year)

Market Focus

       The new competitive market requires the Department, along with other suppliers, to focus on and meet customers' needs. From the Department's perspective, large commercial and industrial customers are the most at-risk in a competitive environment, representing a


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
Los Angeles Department of Water and Power                                    February 4, 1997

       potential of $150-350 million in lost revenue from energy sales. Residential rates would need to rise by 25%-58% to make up for such losses.

       PSC Energy's initiatives on these issues focused on account management, service development, pricing and market forecasting:

       * Initial segmentation of the customer base and assignment of responsibility for servicing each group to a specific team within the Marketing organization. The current access to customer information is inadequate and is a significant impediment in the competitive marketplace.

   *  Development and implementation of an account planning and management process to focus large commercial and industrial business account efforts.

   *  Development of a preliminary Pricing and Rates strategy, providing compliance with the need to unbundle generation, transmission and distribution services and costs.

   *  Development, implementation and service of a Product Development process, to develop and deliver new products necessary in the competitive market.

   *  Enhancement of the forecasting process to reflect discrete market sector trends.

   *  Conclusion of long-term contracts with UCLA, Ultramar, Bank of America and Kaiser who otherwise were considering switching suppliers in the current market. These customers represented $15 million in revenue for FY 1995/96.


Customer Service Delivery

       Implementation of the PSC Energy/Department team's strategies for customer service improvements has led to tangible results, including a new bill format for easier customer understanding, improved collections, service guarantees, a more efficient claims resolution process and an action plan for a remodel of the Customer Information System.

       Accomplishments in the Customer Service area include:

          Waiting times for customers to reach a service representative in the customer call center were reduced from an average of 180 seconds in 1995 to a current average of
          105 seconds. The improvement was achieved with no addition in staff, but an improvement in morale and performance by existing staff. The customer call center is the key interface group for the Department's 1.3 million electric and 600,000 water customers, dealing with more than 3 million customer calls per year and arranging more than 14,000 Field Service Orders per week.



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
Los Angeles Department of Water and Power                                   February 4, 1997

       *  Reduction in the Department's write-off of "uncollectible" Accounts Receivable from
          $27 million per year to $23 million per year. In addition, ongoing efforts are actively seeking further improvements.

       *  A program to reduce Accounts Receivable write-offs from master-metered water accounts. These accounts represent only 7% of the customer base but are responsible for 40% of Accounts Receivable written off in recent years. PSC Energy and the
          Department have worked with other interested City agencies in developing policies for dealing with this problem. Those policies have been approved by the Board of Water and Power Commissioners.

       *  Introduction of a simplified bill to increase customer understanding of rates and charges, as a result of customer studies (and more than 1 million customer calls per year - more than one-third of the total calls received by the call center -- requiring an increasing number of staff to respond) which showed that customers were confused by the previous bill format.

       * Development of service guarantees to external customers, making the Department the first municipal utility in the country to offer such customer service guarantees.


                       CUSTOMER SERVICE GUARANTEES

   1. We guarantee to respond to your report of a service outage as soon as possible.
   2. We guarantee to arrive on time for scheduled appointments.
   3. We guarantee to notify you at least 2 business days in advance of planned service outages longer than 2 hours.
   4. We guarantee to complete, on an agreed date, routine service turn-on.
   5. We guarantee to respond to temporary shut off requests as soon as possible.
   6. We guarantee to fix it if we break It.


Central Services Organization

       The PSC Energy/Department team formed the Central Services Organization (CSO) in
       January of 1996. This allowed the Department to streamline and reduce costs in contrast to the earlier, inefficient structure of fragmented responsibility for human resources, fleet, internal communications, shops, procurement and facilities management. Responsibility and accountability for all these functions have now been consolidated and assigned to a single Chief Administrative Officer (CAO).

       The CSO leadership, with the support of PSC Energy, is developing a Business Plan which reduces the present $200 million annual cost of providing support services to the


End of Engagement Report                    20                                PSC ENERGY


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
Los Angeles Department of Water and Power                                     February 4, 1997

       Department. This plan will ensure that functions whose costs are above market are either re-engineered to be competitive or eliminated.

       Accomplishments of the Central Services Organization include:

       *  Improvement in the quality of services to internal customers through the development and introduction of service guarantees for each support services group. This change in management and employee focus to identifying and filling customer needs was a necessary first step in changing the business culture across the Department to one that is focused on identifying and serving the needs of external customers.

       * Redesign of the procurement process, developed by a joint PSC Energy/Department team. Formal contract processing time has been reduced by 40 percent, permitting a potential $5 million reduction in inventory and a reduction in inventory carrying costs of $1 million per year.

       * Development of Strategic Procurement Partnerships, which have the potential to reduce the delivered cost of materials and supplies by $40 million annually.

       * Implementation of a variety of process changes and cost reduction initiatives which are on track to reduce annual costs by $10 million in FY 1996/97 and beyond.


Transformation Mobilization and Communications

       During Year 1 of the PSC Energy contract, transformation efforts helped realign the
       Department into manageable, focused and accountable business units. Business Units for
       Generation, Transmission and Distribution were formed, and a Marketing and Customer
       Service Organization was created. The General Manager's office was streamlined and a number of other administrative finctions were made more efficient and accountable, including the creation of the Central Services Organization through consolidation of a number of disparate organizations within the Department.

       Year 2 efforts extended these efforts to address organizational structures and cultural issues. These include potential expansion of exempt positions to bring key skills and expertise into the Department and possible Charter revisions to revise the governance structure in a way that will allow the Department to respond quickly to a changing business environment. The level at which these changes are sustained and extended will determine the future success of the Department.

       Communications tasks have centered on developing and implementing strategies and action plans for internal and external communications processes to enable and support transformation, improving labor/management relations and designing a revised organization which can conduct business after the departure of some 17% of the workforce over the past two years. The workforce reduction has continued through PSC

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
Los Angeles Department of Water and Power                                  February 4, 1997

      Energy's two year engagement, from 10,713 Department personnel on March 1, 1995, to
      9,133 after FSP, to 9,016 by March 1, 1996 and to 8,889 on September 1, 1996.


                Los Angeles Department of Water and Power
                              Department Personnel

                               [GRAPHIC OMITTED]


       The Barrington-Wellesley Group (BWG) study in 1990 recommended a Department force reduction to 8,700 people within five years. While that number is now within reach, the
       BWG numbers were based on a traditional monopoly utility model. PSC has advised the
       Department that the 8,700 number remains significantly too high to be competitive in the new unregulated marketplace and has suggested strategies to reduce overstaffing.

       Nevertheless, the reduction to current levels has resulted in savings of $86 million annually from FSP reductions and an additional $28 million from further attrition.

       Savings and efficiencies have been augmented through the redeployment of employees from surplus areas to critically needed functions and roles with the Department.

       A significant element in the success of the transformation effort to date has been the active and cooperative involvement of Department management, IBEW leadership and employees in the Department. PSC Energy has served as a facilitator in helping the
       Department and the IBEW to build strong and improved labor relations in the face of reducing the workforce - a result almost unprecedented in the industry.



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

Los Angeles Department of Water and Power                                     February 4, 1997

       Additional accomplishments of the PSC Energy/Department team in the Transformation
       Mobilization and Communications area include:

       * Creation of an integrated Marketing and Customer Service Department to better focus on customers' needs and product/service development. An Assistant General Manager has been appointed to lead these efforts.

       * Formation of eight cross-functional joint labor/management teams and twenty subcommittees labor/management subcommittees to address all aspects of the business transformation program.

       * Creation of more than 150 joint teams with participation by more than 1,000
          Department personnel in the effort to identify, evaluate and implement initiatives for business transformation across the Department.

       * Institutionalization of joint committees and processes across the Department to create ownership of initiatives and serve as the foundation for future cooperative efforts.

       * Creation of joint labor/management committees to foster a cooperative environment and improve previously strained labor/management relations in anticipation of the need for cooperative efforts in the implementation of the Business Transformation Program.

       * Improvement in labor/management communications which led, for the first time in
          Department history, to the signing of a new IBEW contract before the expiration of the previous contract.

       *  Utilization of the 11 service guarantees already approved by the Board as evidence and a key element of the business culture transformation of the Department.

       * The use of service guarantees as a means of focusing on internal customer satisfaction and providing a tool for accountability in delivering that satisfaction. These guarantees and the associated support infrastructure empower front-line employees to take ownership of customer satisfaction.

       * Identification of $27 million in potential avoided costs through the Service Reliability and Maintenance Guarantees Joint Labor/Management Committee, which identified an alternative to replacing distribution poles at a cost of $1,000 per pole rather than
           $10,000 per pole. This alternative will be applicable to approximately 3,000 poles over a 5-year period.

       * Identification by the In-Basin Generation Joint Labor Management Committee of $43
           million in potential avoided costs for capital investments over 5 years by cancellation of planned but unneeded expenditures for in-basin plants. The Joint Committee has also achieved operational savings of some $13 million per year, including $3.5 million per year from revised opening procedures in the Haynes Generating Station.

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

Los Angeles Department of Water and Power                                   February 4, 1997


          Development of a Management Appraisal and Assessment process. This process can be used to link incentive compensation, based on setting goals and targets, to subsequent measurement of managers' achievements against these targets. Further, the process can help identify management skills and expertise lacking in the Department as it faces the future.






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
Los Angeles Department of Water and Power                                     February 4, 1997


               THE CHALLENGES AHEAD AND RECOMMENDATIONS

Significant work remains to be done in order to assure the continuing success of the Department's
Business Transformation Program. Even more significant than past hurdles are the challenges facing the Department as it enters the new world of increasing competition. Decisions on strategic issues must be made to ensure that even a transformed organization can survive in a dynamic energy industry.

Without these sustained efforts, the Department will likely be unable to continue its historic role as a valuable asset to the City of Los Angeles.

The new world of competition and deregulation has created challenges which municipal utilities, the Department included, are ill-prepared to meet. A cumbersome and time-consuming governance structure limits the Department's capability to respond to changing needs, restricts the
Department's ability to succeed versus competitors with more streamlined, business- oriented governance mechanisms and exposes the City and its taxpayers to unacceptable levels of risk.
The City Charter, for example, inhibits the Department's range and speed of implementation in taking swift action on essential business decisions in the areas of supplying customer needs outside its franchise area, meeting market needs by providing new products and services quickly and acquiring badly-needed commercial skills and experience to meet specific challenges.

The positive changes which have been implemented through the business transformation strategies of the PSC Energy/Department team have been substantial, particularly when viewed from the perspective of the Department's history. However, these incremental changes, by themselves, are not adequate to solve the Department's current non-competitive position.

It has been the mission of PSC Energy during its engagement, as part of the business strategy deliverable, to work closely with Department personnel in designing and documenting specific strategies and action plans for the future which can best prepare the Department to stave off these negative outcomes. Further, these strategies and action plans are designed to create a platform which, if sustained, would provide the Department its best opportunity become a viable energy provider and remain a valuable asset to the City of Los Angeles and its taxpayers.


Specific Challenges

As outlined in the Strategic Business Plan, the challenges ahead include:

* Managing nearly $8 billion of tax exempt debt, including a minimum of $4 billion in stranded debt. Debt service on this stranded debt converts to approximately $300 million per year in non-competitive operating costs.
* IRS rules which constrain the use of tax- exempt public debt for private use or commerce.
* California Assembly Bill 1890, which defines the deregulation process, provides for a one-
    time opportunity for recovery of stranded investments but limits the time frame for that

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
Los Angeles Department of Water and Power                                      Februay 4, 1997

   recovery. With an enormous stranded investment liability, the Department must cut costs and raise rates immediately to allow future price reductions comparable to California investor owned utilities by the end of their deregulation period December 31, 2002.
* The timing and impact of customer direct access is impossible to predict, but the Department should prepare for direct access beginning in January of 1998. The actual start date, the phase-in time and the impact on the Department will be dependent upon its preparedness, both logistically and financially, regulator rulings, customer options and likely other variables.
* Addressing the Department's high operating costs. Benchmarking studies and a review of
   Department activities indicate a minimum of $200 million per year in excess staff, uneconomical non-core activities, inefficient work rules and excess generating capacity.
* Adding the excess operations and maintenance expanse to the excess debt burden puts the
   Department's revenue requirements $500 million per year, or 25 percent, above a comparable
   "low-cost utility." With this burden, in the deregulated energy market, it will be extremely difficult to accelerate debt repayment after the transition period.
* The inability to react quickly to market forces because of the Department's governance structure as a department of the City, civil service personnel selection rules and inefficient work practices codified in labor agreements.
* An outdated information and technology, infrastructure, and power infrastructure, both of which will require significant capital investment to insure competitive levels of reliability and service. An example is the "millennium problem", which will require reprogramming of
   Department computers and billing systems to deal with the date change of the year 2000, a task which the Department's current technology infrastructure and staff skills are unprepared to accomplish.
* A mis-match of management and staff skills against those required to operate successfully in the competitive arena. The inability to bring commercial, management and specialized technical management skills results in a heavy dependence upon consultants that is not as effective an approach as having the correct mix of internal resources.


Strategic Recommendations

In light of the Department's objectives, as stated in the Department/PSC Energy contract, and in order to meet the challenges outlined above, PSC Energy has made a number of strategic recommendations for future action to the Department. These recommendations are contained in the detailed Strategic Business Plan recently presented to the Board by PSC Energy. The highlights include:

* Transition of Generation Business, through continuing efforts to reduce fixed costs by selling and/or closing down existing excess capacity, improved work processes and reduction of staff.

* Transition of Transmission Business, through transfer of control of transmission assets to the
    California ISO in January 1998.

* Modernize and Improve the Distribution Business, through streamlining of the remaining business by improving work practices and dramatically cutting overheads.

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
Los Angeles Department of Water and Power                                      February 4, 1997


*  Create a Service Delivery Business, by investing in critical elements of service delivery infrastructure or by developing appropriate alliances with industry experts. This would enable the business of providing service to customers to be performed successfully in a deregulated market.

* Elimination of Uneconomic Activities, by removing all internal functions and related costs that are uneconomic.

These strategic recommendations are described in detail in PSC Energy's Strategic Business Plan for the Department.


Strategic Actions

To implement the strategic recommendations contained in the Strategic Business Plan, PSC
Energy has suggested the following actions:

*  Generation - Sell 500 MW of excess generation assets and close down 2 in-basin units totaling 600 MW before 1998;
*  Transmission - File a joint tariff with the IOUs to the FERC and join the ISO in January 1998
*  Distribution -- Consolidate operations and maintenance functions and implement changes to working practices in the distribution system
*  Service Delivery -- Implement essential changes to the metering, billing and account management functions to allow introduction of Direct Access to customers
*  External Alliances -- Complete negotiations and sign an agreement with a strategic alliance partner in January 1997 and implement that agreement

The Strategic Business Plan also recommends a number of supporting actions which are required if the Department is to address its financial, labor, organizational and communications goals.
These actions include:

*  Implement ordinances immediately to restructure rates, raise residential and small business rates in line with Edison's expected rates in 1998, providing up to $250 million per year for early debt repayment.
*  Set an agreed method for reviewing current stakeholder benefits such as rates, transfer and other subsidies and investigate new transfer mechanisms.
*  Implement ordinances and conduct public hearings to phase in Direct Access beginning in
   January 1998, including immediate implementation of a competitive transition charge (CTC).
*  Implement voluntary incentive programs immediately to downsize current staff numbers by at least 1,500 focused in non-core, non- essential and overhead functions in two phases beginning March 1997 and ending July 1998.
* Reorganization of the Department's management and workforce structure to maximize and coordinate skills of internal and external talent pools, align the skills available with the future business structure and integrate alliance partner functions during 1997.

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
Los Angeles Department of Water and Power                                     February 4, 1997

* Select a technology partner to manage and implement critical information technology (IT)
   projects to support restructuring, including new financial, management information, metering and billing systems. The partner must also assist in design and implementation of appropriate reeducation and reorganization of Department personnel to realize these IT goals.
* Communicate the strategy and vision to all employees and stakeholders through an established communications plan with clear goals and strategies to attain them. This process has begun through joint initiatives involving the Mayor, the Board and the Council with the assistance of the pubic relations firm of Hill & Knowlton.
* Establish business unit accountabilities for achieving the Strategic Business Plan and measure performance against goals using performance targets and metrics.

Implementation of these actions, which are discussed in detail in the Strategic Business Plan, in a timely manner will require coordinated effort on the part of Department management, the Board and the City Council of Los Angeles.






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
Los Angeles Department of Water and Power                                    Februay 4, 1997


                                     CONCLUSION

The PSC Energy/Department team has begun the business transformation process. The efforts of the past two years have changed how the Department operates. The process has streamlined
Department operations, helped reduce costs, increased net operating income significantly and identified strategies for dealing with the debt load. These actions represent a good start in moving the Department to a competitive footing that will allow it to function in an unregulated market environment.

PSC Energy is also pleased to have played a major role in designing the next level of action which must be taken after our engagement with the Department ends in February, 1997. This blueprint can serve as a firm foundation for the continued business transformation of the Department.

Working cooperatively with the Department, we have accomplished what we agreed to do:

* To modernize the Department's operations and organizational structure in order to create competitive advantage for the Department in meeting the changing requirements of an increasingly market-based industry;

* To transform the Department's current internal working business culture to one which is commercially driven and customer oriented;

* To enhance the services that the Department already provides to its customers;

* To identify and offer new products and services to the Department's customers; and

* To increase Department revenues and net operating income (NOI).

At the same time, as documented in this report, the PSC Energy/Department team has saved the
Department - and its stakeholders, the taxpayers of Los Angeles -- hundreds of millions of dollars in one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues.

Much remains to be done for the longer term, starting with implementation of the recommendations outlined in the Strategic Business Plan. These actions are essential if the
Department is to succeed in the competitive, unregulated, free market.

With regard to the future, PSC Energy has made its recommendations for action as part of the
Strategic Business Plan. The decisions regarding those recommendations are now the province of the Board and the City Council, with implementation is in the hands of Department management and personnel. Success in the new environment can be achieved only through creation of a coalition of interests that can take necessary action in a timely manner.



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
Los Angeles Department of Water and Power                                     February 4, 1997

All concerned realize that the stakes are enormous. Failure to adapt to the changing market could lead to abandonment of the system by those customers able to switch to more competitive providers with lower rates and higher levels of service, which in turn would require substantially higher rates for those customers remaining, prompting more of the remaining customers to leave.

PSC Energy's long-term strategic recommendations, contained in the Strategic Business Plan, mark a path towards the goal of maximizing the Department's opportunity to emerge from the deregulation transition period stronger and more capable of competing in an unregulated market.

Such a capability may well spell the difference between a vital and viable - if dramatically different -- Department enterprise and an organization stripped of its customer base and unable to meet its debt service, leaving the taxpayers of Los Angeles to pay the price of a potential default.

Seizing the opportunity represented by the Strategic Business Plan provides the best opportunity to protect the Department's ratepayers -- and ultimately, the taxpayers of the City of Los Angeles.




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